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                                                                   Exhibit 10.22

                    AMENDMENT TO THE BENEFIT RESTORATION PLAN
                    OF THE DIME SAVINGS BANK OF NEW YORK, FSB



                     Effective December 20, 2000, the Benefit Restoration Plan of The Dime Savings Bank of New York, FSB (the "Plan") is amended as follows:

1. The third textual sentence of Section 1.20 of the Plan is amended in its entirety to provide as follows:

           "An action in violation of certain trading restrictions with respect to Bank Stock or any other employer securities imposed from time to time by Dime Bancorp, Inc, or the Bank shall be deemed to be prohibited by the Section 16 Rules solely for the purposes of the Plan."

2. Section 3.2(k) of the Plan is amended in its entirety to provide as follows:

           "(k) Securities Law Limitations. Notwithstanding anything in the Plan to the contrary, if at any time a Participant who is an Insider is prohibited by the Section 16 Rules from directing that his or her 401(k) Plan Restoration Account be (i) deemed invested in an Investment Fund that invests in Bank Stock or any other employer securities, (ii) deemed transferred to a deemed investment in Bank Stock or any other employer securities, or (iii) to the extent of any deemed investment in Bank Stock or any other employer securities held in such account, deemed redeemed for whatever reason, any such direction shall be disregarded and not given effect."